Exhibit 99.1

FOR IMMEDIATE RELEASE:

GENCOR RELEASES FIRST QUARTER FISCAL 2010 RESULTS

February 16, 2010 (PRIME NEWSWIRE) - Gencor Industries, Inc., (Nasdaq:GENC) announced net revenue for the quarter ended December 31, 2009 was $11.1 million compared to $19.3 million for the quarter ended December 31, 2008. Operating loss for the quarter ended December 31, 2009 was $1.4 million compared to $1.4 million of operating income for the first quarter of the prior fiscal year.

The Company had non-operating income of $1 million (including net investment income of $.8 million) for the three months ended December 31, 2009 compared to a non-operating loss of $1.9 million (including a net investment loss of $1.9 million) in the first three months of the prior fiscal year. As a result, the Company had a net loss of $.2 million (a negative $.02 per diluted share) for the quarter ended December 31, 2009, compared to a net loss of $.3 million (a negative $.03 per diluted share) for the quarter ended December 31, 2008.

At December 31, 2009 the Company had $65.2 million of cash and marketable securities an increase of $4 million over the September 30, 2009 amount. Net working capital was $88.4 million at December 31, 2009. The Company has no short or long term debt.

E. J. Elliott, Gencor’s Chairman, stated, “While our sales showed some improvement over last quarter, the decrease in revenues for the quarter ended December 31, 2009 compared to the prior year is an indication that the road building industry continues to languish under the current economic conditions and the lack of funding from the much publicized infrastructure rebuilding money. While we expect to see an increase in revenue and improved financial results in our fiscal second quarter, longer term we remain uncertain as to the state of the overall economy and what impact the various governmental stimulus programs will have on our financial performance.”

Mr. Elliott went on to say, “In response to our current outlook, we have a taken steps to right-size our cost structure, and have taken other actions to preserve our strong balance sheet. Longer term, we believe our strategy of continuing to invest heavily in product engineering and development, and our focus on delivering a high quality product and superior service will strengthen our market position. We feel these steps will position us well for 2010 and beyond. In the meantime, aided by our strong financial position, we are exploring opportunities for organic growth, as well as attractive acquisitions which the present economic conditions inevitably create.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2009; (a) “Risk Factors” in Part I and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Jeanne Lyons Corporate Secretary 407-290-6000